UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Level 3 Communications, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Compensation Committee Open Letter to Stockholders

May 5, 2008

To Our Stockholders:

Since the publication of our proxy statement, the company has fielded a number of inquiries from our stockholders and the media regarding the information contained in the Summary Compensation Table that is found on page 31 of the proxy statement (the “Compensation Table”).  The inquiries indicate to us that there might be some confusion surrounding what is reported in the Compensation Table and the related footnotes.  In an effort to address this possible confusion, we thought that some additional information might be helpful to our stockholders to better understand the information being reported.

Several media reports give the impression that the value of the compensation delivered to our named executive officers for 2007 was equal to the dollar amount shown in the Compensation Table under the “Total” column for that named executive officer.  While this disclosure format is required for all public companies, these amounts do not represent either the cash consideration or total value received by our named executive officers in 2007.  As explained below, this is due in part to the accounting treatment for stock based compensation, the need to accelerate into 2007 the recognition of compensation expense that would have otherwise been reported later, and the fact that the ultimate value of equity based incentive awards depends on the performance of the company’s common stock, which is not necessarily the value presented in the proxy statement.

Accounting Expense vs. Value

The company awards both restricted stock units (“RSUs”), and outperform stock options (“OSOs”), as part of its long term incentive program.  Please see the attachment to this letter for an explanation of each of these forms of long term incentive awards.  These awards vest over a number of years.  Statement of Financial Accounting Standards 123R addresses the accounting for stock based compensation, including the company’s RSUs and OSOs.  When an award is made, the fair value of all shares granted, regardless of vesting schedules, is determined.   For RSUs, fair value is calculated using the closing price of our stock the day before the grant, and for OSOs, fair value is calculated using a formula based methodology, in each case reduced by a factor intended to estimate the probability of forfeiture of the award due to events such as termination of employment.  These fair values are the amounts the company will expense (think of it like amortization) in its financial statements, over the vesting period.  So, for an RSU, where the restrictions lapse over a four year period, some part of the expense is recognized (again, think of amortization) in the year it is granted, some part in the second year, some part in the third, and the balance in the fourth year.  The vesting period of an OSO is shorter, but the point is that the expense is not recognized completely in the year of the award or grant, but rather is amortized over the vesting period utilizing the fair values determined at the date of award, even though the actual realizable value may be higher or lower at the time.

The dollar amounts shown in both the Stock Awards and the Option Awards columns – which are ultimately included in the Total column – are the non-cash expense amounts that are recognized and recorded in our income statement in the particular year for all outstanding RSUs and unvested OSOs awards made in the reported year and prior years, and not necessarily the actual value realized by the individual.

More important to note is the effect our retirement benefit opportunity had with respect to the amounts reported in the Compensation Table.  Upon retirement the restrictions on all outstanding RSUs lapse, unvested OSOs awarded prior to April 1, 2007 vest, and OSOs awarded on and after April 1, 2007, are retained by the individual until those OSOs settle on the third anniversary of their grant, provided that the OSO then has a positive value.  Because an individual who is eligible for retirement could retire at any time and therefore trigger the retirement benefit, for those retirement eligible employees we are required by Statement of Financial Accounting Standards 123R to accelerate the non-cash accounting expense that would have been recognized in the future. So, as stated in footnotes 1 and 2 to the Compensation Table, the amounts shown in the 2007 Stock Award and the Option Award columns for Messrs. Crowe, Miller and Stortz reflect the acceleration of non-cash amounts recognized for financial statement reporting purposes due to their eligibility to retire under the company’s retirement benefit opportunity, which total amounts for both OSOs and RSUs were $5,053,584, $1,975,860 and $1,645,971 respectively.  It is important to note that these amounts represent the non-cash accounting expense determined as outlined above and not the dollar value actually receivable by the named executive officer.

To provide an “apples to apples” comparison, the following table shows the Compensation Table amounts for 2007, adjusted to remove the effect of the expense recognition acceleration due to the retirement benefit opportunity, as compared to the 2006 reported amounts.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total	% Difference
James Q. Crowe	2007	$790,385	$0	$2,648,055	$2,156,274	$22,250	$5,616,964	-36%
Chief Executive Officer	2006	$706,731	$4,000,000	$1,418,594	$2,578,290	$21,600	$8,725,215

Charles C. Miller, III	2007	$487,115	$0	$855,862	$862,521	$22,250	$2,227,748	-41%
Exec. VP & Vice Chairman	2006	$461,731	$1,700,000	$545,339	$1,031,316	$24,986	$3,763,372

Thomas C. Stortz	2007	$445,192	$0	$768,530	$700,202	$22,250	$1,936,174	-47%
Exec. VP & Chief Legal Officer	2006	$412,885	$1,875,000	$431,979	$904,284	$26,744	$3,650,892

As shown in the table, excluding the increased accounting expense reported in the Stock Awards and Option Awards columns due to the retirement benefit acceleration required by Statement of Financial Accounting Standards 123R, the 2007 “Total” column in the Compensation Table for Messrs. Crowe, Miller and Stortz would have shown a 36%, 41%, and 47% decrease from 2006 to 2007, respectively.  It should be further noted that, given our performance in 2007, this Committee awarded no annual bonuses to our named executive officers for 2007.

Finally, as stated above, the values shown in the proxy statement are required by the accounting rules on the date of the award and do not necessarily represent the actual value that may be realized by the named executive officer.  While we certainly hope that in the future these awards will have increasing value resulting from growth of the Level 3 common stock price, that has not been the case to date with respect to awards made to our named executive officers.

To put that in perspective, the total full grant date fair value reported for all OSO awards to our named executive officers in 2006 and 2007 was $14,578,095, while the actual value of those awards today is less than $10,000.  While this Committee is not happy with the price performance of the company’s common stock, we believe that the OSO component of our long term incentive program has worked the way it was intended to work.  That is, if from the time of grant to the time of exercise or settlement, the Level 3 common stock price outperforms the S&P 500® Index and the then Level 3 common stock price is higher than the price at the time of the grant of the OSO, the OSO has value, but if value has not been created, then the OSO has no value.

Sales of Common Stock to Fund Withholding Tax Payments

There is one other topic we would like to address in this letter, which is the sale of shares of our common stock by our executive officers in order to satisfy income tax withholding liabilities with respect to the lapse of restrictions on RSUs, or the exercise of OSOs.  Because all sales made by our executive officers are reported by the filing of a Form 4 with the SEC, including those sales made to satisfy the income tax withholding liability associated with the lapsing of restrictions on RSUs or the exercise or settlement of OSOs, we wanted to take this opportunity to provide the Committee’s view on the sale of shares for these purposes.

The Committee believes that our senior executives should have a significant equity stake in the company.  The Committee has adopted stock ownership guidelines to reflect this belief, which are described in the Compensation Discussion and Analysis on page 29 of the proxy statement.  In fact, all of our executive officers, with the exception of one (who is currently within the timeframe to meet this guideline), currently meet the stock ownership guidelines, and in many cases significantly exceed the guidelines.  All employees are encouraged to retain the shares they receive as part of the company’s long term incentive program, but the Committee recognizes it would be unrealistic to expect all employees to satisfy their entire tax withholding liability without selling shares of common stock.

Because OSOs are awarded monthly, and RSUs quarterly, if those awards have value, it is likely that there will be a number of reported sales of our common stock by our executive officers to satisfy the income tax withholding liability.  At this stage of the company’s development, the Committee does not believe it is appropriate for the executive officers to surrender shares to the company to meet the executives’ income tax withholding requirement and for the company to then use its cash to fund the executive’s income tax withholding requirement.  As a result, the Committee recognizes and expects that there will be sales by these executives to satisfy the tax liability associated with these long term incentive awards, but wanted the stockholders to know that sales by our executive officers is something the Committee monitors, and takes into consideration in setting the stock ownership guidelines, and that sales in this context should not be interpreted as a lack of confidence by the executive officer in the company’s future prospects.

Level 3 Communications, Inc.

Compensation Committee of the Board of Directors

Richard R. Jaros, Chairman

Arun Netravali

Robert E. Julian

OSO and RSU Overview

OSOs

OSOs are currently designed to provide recipients of the awards with the incentive to maximize stockholder value and to reward recipient employees only when the price of our common stock outperforms the S&P 500® Index between the date of grant and the date that the OSO is exercised or settled. For the OSOs granted beginning in April 2007, OSOs have a three-year life and vest 100% on the third anniversary of the date of the award and will fully settle on that date. In other words, recipients of these OSOs will not be able to voluntarily exercise the OSOs as they will settle automatically with value on the third anniversary of the date of the award or expire without value on that date. This type of instrument is sometimes referred to as a “European style option.”  For OSOs granted prior to April 2007, the OSOs generally have a four-year life and vest 50% at the end of the first year after grant, with the remaining 50% vesting in four equal quarterly installments so that the OSOs are fully vested by the end of the second year after grant.

OSOs have an initial strike price that is equal to the closing market price of our common stock on the trading day immediately prior to the date of grant. This initial strike price is referred to as the “Initial Price.” On the settlement date or the date that an employee elects to exercise an OSO, the Initial Price is adjusted – as of that date – by a percentage that is equal to the aggregate percentage increase or decrease in the S&P 500® Index over the period beginning on the date of grant and ending on the trading day immediately preceding the settlement or exercise date. The Initial Price, however, can not be adjusted below the closing price of our common stock on the day that the OSO was granted.

The value of all OSOs will increase as the price of our common stock increases relative to the performance of the S&P® 500 Index over time.  This increase in value is attributable in part to the use of a “success multiplier.”

The mechanism for determining the value of an individual OSO award is described below:  The Initial Price is adjusted over time (the “Adjusted Strike Price”) until the settlement or exercise date. The adjustment is an amount equal to the percentage appreciation or depreciation in the value of the S&P 500® Index from the date of grant to the settlement date. The value of the OSO increases for increasing levels of outperformance. OSOs have a multiplier range from zero to four depending upon the performance of our common stock relative to the S&P 500® Index as shown in the following table.

If Level 3 Stock Outperforms the S&P 500® Index by:	Then the Pre-multiplier Gain Is Multiplied by a Success Multiplier of:
0% or Less	0.00
More than 0% but Less than 11%	Outperformance percentage multiplied by 4/11
11% or More	4.00

The pre-multiplier gain is our common stock price minus the Adjusted Strike Price on the settlement or exercise date.

RSUs

An RSU represents the company’s agreement to issue to the employee shares of the company’s common stock on the date that the restrictions lapse, so long as the employee is employed on that date.  RSUs are granted on a regular, fixed quarterly basis. RSUs are granted on a quarterly basis to provide our employees awards that are distributed throughout the year. The restrictions on RSUs generally lapse in equal annual installments over three or four years, depending on the employee’s continued employment and the terms of the specific grant.  When the restrictions lapse, the employee is issued the number of shares of common stock equal to the number of RSUs for which the restrictions have lapsed on that date.